Exhibit 99.1

               Kodak Reports 2nd-Quarter Sales of $3.360 Billion

    ROCHESTER, N.Y.--(BUSINESS WIRE)--Aug. 1, 2006--Eastman Kodak
Company

    -- Company Achieves Digital Profitability Two Quarters Ahead of 2005 Pace; Ends Quarter with $1.055 Billion in Cash; 2nd-Qtr GAAP Net Loss Totals $282 Million ($0.98 Per Share)

    -- Agreement Announced with Flextronics to Improve Digital Camera Manufacturing and Distribution Efficiency

    -- Company Reaffirms 2006 Cash and Digital Earnings Forecasts; Revises Digital Revenue Forecast in Support of Focus on
        Digital Margin Expansion

    Eastman Kodak Company today reported second-quarter financial results essentially in line with the company's expectations and the achievement of digital profitability two quarters ahead of last year's pace.
    The company also reaffirmed its 2006 cash and digital earnings goals. On the basis of generally accepted accounting principles in the U.S. (GAAP), Kodak expects net cash provided by operating activities this year of $800 million to $1.0 billion, which corresponds with investable cash flow of $400 million to $600 million. In connection with its digital transformation, the company continues to incur significant restructuring charges, as expected. Accordingly, as previously announced, the company expects a GAAP loss from continuing operations before interest, other income (charges), net, and income taxes for the full year of $500 million to $850 million. This corresponds to digital earnings from operations this year in a range of $350 million to $450 million. Consistent with its previously announced emphasis on digital margin expansion, the company revised its 2006 digital revenue growth forecast from a range of 16% to 22% to approximately 10%, reflecting the company's focus on pursuing profitable sales. Total 2006 revenue is expected to be down approximately 3%.
    The company reported a second-quarter GAAP net loss of $282 million, or $0.98 per share, largely stemming from restructuring charges ($214 million after taxes) and rising silver costs. The loss is consistent with the company's plan, announced in 2004, to create a digital business model by restructuring its traditional businesses and the associated manufacturing. The company's second-quarter 2006 GAAP pre-tax earnings were essentially unchanged from the previous year.
    "Our second-quarter results demonstrate continuing progress in the execution of our digital business strategy and the implementation of our digital business model," said Antonio M. Perez, Chairman and Chief Executive Officer, Eastman Kodak Company. "We are coming into the final stages of our digital transformation. By the end of next year the majority of the restructuring costs will be behind us and Kodak will be positioned for sustained success in digital markets."
    "We ended the quarter with more than $1 billion in cash on our balance sheet and we achieved positive digital earnings a full two quarters ahead of last year's performance -- ahead of my own prediction that this would occur in the third quarter," said Perez. "As I've said before, our primary focus this year is on cash and expanding our digital margins, and that explains our willingness to change our digital revenue outlook. I remain confident in our ability to achieve our 2006 performance targets for cash and digital earnings."

    Evolution of Digital Camera Operating Model

    In a separate announcement, the company said that it has reached an agreement with Flextronics International Ltd. in order to streamline its digital camera operations. Under this agreement, Kodak will continue to manage high-level system design and advanced research and development for its digital still cameras, and will retain all of its intellectual property. Flextronics will manufacture and distribute Kodak consumer digital cameras on a global basis and will handle certain design and development functions. Flextronics will also manage the operations and logistics services for Kodak's digital still cameras. This is consistent with Kodak's effort to drive further improvements in the operating model of its Consumer Digital Imaging Group. Also under the agreement, approximately 550 Kodak personnel are expected to be transferred to Flextronics facilities.
    "This evolution in our digital capture operating model is consistent with our strategy and will enable us to compete in this business with greater flexibility, cost efficiency and predictability," said Perez. "It will support our margin expansion efforts and enable us to better serve our customers and consumers by delivering Kodak's innovative digital products through the world class operations of Flextronics."

    For the second quarter of 2006:

    -- Sales totaled $3.360 billion, a decrease of 9% from $3.686 billion in the second quarter of 2005. The decline in revenue was primarily in the Film and Photofinishing Systems Group and the Consumer Digital Imaging Group. The Film and Photofinishing Systems Group decline is in line with company expectations, and the decline in the Consumer Digital Imaging Group results from the changing market dynamics, as well as the company's stated goal to emphasize margin expansion over revenue growth. Digital revenue totaled $1.829 billion, a 6% increase from $1.720 billion. Traditional revenue totaled $1.522 billion, a 22% decline from $1.950 billion. New Technologies contributed an additional $9 million in the second quarter, compared with $16 million in the year-ago quarter.

    -- The company's loss from continuing operations in the quarter, before interest, other income (charges), net, and income taxes, was $167 million, compared with a loss of $137 million in the year-ago quarter, largely as a result of increased depreciation expense because of the change in useful life assumptions implemented in the third quarter of 2005.

    -- The GAAP net loss was $282 million, or $0.98 per share, compared with a GAAP net loss of $155 million, or $0.54 per share, in the year-ago period.

    -- Digital earnings were $4 million, compared with a negative $25 million in the year-ago quarter, primarily because of a year-over-year improvement in the company's Graphic
        Communications Group.

    Other second-quarter 2006 details:

    -- For the quarter, net cash provided by operating activities on a GAAP basis was $80 million, compared with a negative $207 million in the year-ago quarter. Investable cash flow for the quarter was $15 million, compared with negative $297 million in the year-ago quarter.

    -- Kodak held $1.055 billion in cash on its balance sheet as of June 30, compared with $1.077 billion on March 31, 2006, and $1.665 billion on December 31, 2005. This is consistent with the company's stated desire to maintain approximately $1 billion of cash on hand.

    -- Debt decreased $34 million from the first-quarter level, to $3.531 billion as of June 30, 2006, and was down $52 million from the December 31, 2005 level of $3.583 billion.

    -- Gross Profit was 24.1%, down from 28.2%, primarily because of the negative impact of rising silver prices and higher depreciation costs from changes in the useful lives of certain assets implemented in the third quarter of 2005.

    -- Selling, General and Administrative expenses were $620 million, compared with $650 million for the prior year quarter. SG&A, as a percentage of sales, remained unchanged at 18% in the second quarter of 2006 versus the second quarter of 2005. On an absolute dollar basis, SG&A expenses decreased by $30 million, driven by cost reduction activities within the Film and Photofinishing segment, partially offset by acquisition related SG&A costs of $33 million, and $8 million in costs related to the company's exploration of strategic alternatives for its Health Group, which was announced on May 4, 2006.

    Second quarter segment sales and results from continuing operations, before interest, other income (charges), net, and income taxes (earnings from operations), are as follows:

    -- Graphic Communications Group sales were $908 million, up 14%, reflecting the acquisitions of KPG and Creo. Earnings from operations increased by $64 million, from a loss of $42 million in the year-ago period to earnings of $22 million in the second quarter of 2006. This improvement was largely driven by contributions from acquired businesses and cost reductions from business integration activities, which positively impacted profit margins, as well as positive price/mix. Digital earnings increased by $65 million, from a loss of $26 million in the year-ago period to earnings of $39 million in the second quarter of 2006.

    -- Consumer Digital sales totaled $628 million, down 6%. The loss from operations for the segment was $79 million, compared with a year-ago loss of $52 million. This primarily reflects lower volumes and negative price/ mix for consumer digital capture products. The company continues to realign its portfolio and cost structure to focus on expanding its digital margins.

    -- Film and Photofinishing Systems sales were $1.153 billion, down from $1.503 billion in the year-ago quarter. Earnings from operations were $113 million, compared with $244 million in the year-ago quarter. This decrease was primarily attributable to an expected decline in revenue; non-cash charges for depreciation because of the asset useful life changes made in the third quarter of 2005; and higher silver prices. During the second quarter of 2006, the group achieved a 10% operating margin, in line with the company's expectations.

    -- Health Group sales were $655 million, down 6%. Earnings from operations for the segment were $78 million, compared with $109 million a year ago. This is primarily due to declines in price/mix, higher silver costs, higher depreciation as a result of asset useful life changes made in the third quarter of 2005, and costs associated with the company's exploration of strategic alternatives for its Health Group. This was partially offset by revenue and earnings growth in digital capture, digital dental and healthcare information solutions and service and manufacturing productivity gains. Digital earnings were $42 million in the second quarter of 2006, compared with $53 million in the year-ago quarter. Health Group operating margins returned to 12% for the second quarter of 2006, in line with the company's expectations.

    -- All Other sales were $16 million, compared with $24 million for the second quarter of 2005. The loss from operations totaled $51 million, compared with a loss of $57 million a year ago. The digital earnings for this segment were $2 million, compared with no earnings in the year-ago quarter. The All Other category primarily includes investments in consumer inkjet and displays.

    Restructuring Update

    Kodak continues to implement its restructuring program to support the company's goal of building a business model to achieve sustained success in digital markets. This program was first announced in January 2004 and updated in July 2005, and included the elimination of an estimated 25,000 positions and charges totaling $3.0 billion.
    During the second quarter of 2006, the company eliminated approximately 1,630 positions, bringing the program's total to-date to more than 20,500 positions relative to the estimated 25,000.
    Based on the restructuring actions completed to date, and an understanding of the estimated remaining actions to conclude the restructuring, the company expects that employment reductions and total charges will now be within the range of 25,000 to 27,000 positions and $3.0 billion to $3.4 billion, respectively. The company continues to expect that these actions will be essentially complete by the end of 2007.
    Kodak plans to provide a more detailed update on its transformation during its Annual Strategy Review meeting scheduled for November 15, 2006 in New York City.

    Conference Call Information

    Antonio Perez and Robert Brust, Chief Financial Officer, will host a conference call with investors at 11:00 a.m. eastern time today. To access the call, please use the direct dial-in number: 913-981-4912, access code 4120771. There is no need to pre-register.
    For those wishing to participate via an Internet Broadcast, please access our Kodak Investor Center web page at: http://www.kodak.com/go/invest.
    The call will be recorded and available for playback by 2:00 p.m. eastern time today by dialing 719-457-0820, access code 4120771. The playback number will be active until Tuesday, August 8, at 5:00 p.m. eastern time.

    CAUTIONARY STATEMENT PURSUANT TO SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

    Certain statements in this report may be forward-looking in nature, or "forward-looking statements" as defined in the United
States Private Securities Litigation Reform Act of 1995. For example, references to expectations for the Company's earnings, revenue, revenue growth, losses, cash, operating margins, employment reductions and charges under its restructuring program are forward-looking statements.

    Actual results may differ from those expressed or implied in forward-looking statements. In addition, any forward-looking statements represent the Company's estimates only as of the date they are made, and should not be relied upon as representing the Company's estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, even if its estimates change. The forward-looking statements contained in this report are subject to a number of factors and uncertainties, including the successful:

    -- execution of the digital growth and profitability strategies, business model and cash plan;

    --  implementation of a changed segment structure;

    -- implementation of the cost reduction program, including asset rationalization and monetization, reduction in selling, general and administrative costs and personnel reductions;

    -- transition of certain financial processes and administrative functions to a global shared services model and the outsourcing of certain functions to third parties;

    -- implementation of, and performance under, the debt management program, including compliance with our debt covenants;

    -- implementation of product strategies (including category expansion, digitization, organic light emitting diode (OLED) displays and digital products) and go-to-market strategies;

    -- protection, enforcement and defense of our intellectual property;

    -- implementation of intellectual property licensing and other strategies;

    --  development and implementation of e-commerce strategies;

    -- completion of information systems upgrades, including SAP, our enterprise system software;

    --  completion of various portfolio actions;

    --  reduction of inventories;

    --  integration of acquired businesses;

    --  improvement in manufacturing productivity and techniques;

    --  improvement in receivables performance;

    -- improvement in supply chain efficiency and management of third-party sourcing relationships;

    -- implementation of our strategies designed to address the decline in our traditional businesses; and

    -- performance of our business in emerging markets like China, India, Brazil, Mexico and Russia.

    The forward-looking statements contained in this report are subject to the following additional risk factors:

    -- inherent unpredictability of currency fluctuations, commodity prices and raw material costs;

    --  competitive actions, including pricing;

    -- changes in our debt credit ratings and our ability to access capital markets;

    -- the nature and pace of technology evolution, including the traditional-to-digital transformation;

    --  continuing customer consolidation and buying power;

    -- current and future proposed changes to accounting rules and to tax laws, as well as other factors which could adversely impact our effective tax rate in the future;

    -- general economic, business, geo-political, regulatory and public health conditions;

    --  market growth predictions;

    --  continued effectiveness of internal controls; and

    -- other factors and uncertainties disclosed from time to time in our filings with the Securities and Exchange Commission.

    Any forward-looking statements in this report should be evaluated in light of these important factors and uncertainties.


Eastman Kodak Company
Second Quarter 2006 Results
Non-GAAP Reconciliations


    Within the Company's second quarter 2006 press release, the Company makes reference to certain non-GAAP financial measures including "digital revenues", "traditional revenues", "new technologies revenues", "digital revenue growth", total Company "digital earnings", "digital earnings from operations", "digital earnings" by segment, "investable cash flow", "projected investable cash flow", "projected digital earnings from operations", and "projected digital revenue growth". Whenever such information is presented, the Company has complied with the provisions of the rules under Regulation G and Item 2.02 of Form 8-K. The specific reasons why the Company's management believes that the presentation of each of these non-GAAP financial measures provides useful information to investors regarding Kodak's financial condition, results of operations and cash flows has been provided in the Form 8-K filed in connection with this press release.

    The following table reconciles digital revenue, traditional revenue, and new technologies revenue amounts and growth rates from prior year as presented to the most directly comparable GAAP measure of total consolidated net sales (dollar amounts in millions):


                                                              Change
                                                               from
                                                               prior
                                              Q2 2006 Q2 2005  year
                                              ------- ------- -------
Digital revenue, as presented                 $ 1,829 $ 1,720     +6%
Traditional revenue, as presented               1,522   1,950    -22%
New Technologies revenue, as presented              9      16    -44%
                                              ------- ------- -------
Total consolidated net sales (GAAP basis)     $ 3,360 $ 3,686    - 9%
                                              ======= ======= =======


    The following table reconciles digital earnings, both by segment and in total, to the most directly comparable GAAP measure of consolidated (loss) from continuing operations before interest, other income (charges), net and income taxes (dollar amounts in millions):


                                                      Q2 2006 Q2 2005
                                                      ------- -------
Digital earnings (loss) by segment, as presented:
    Consumer Digital Imaging Group                    $   (79)$   (52)
    Graphic Communications Group                           39     (26)
    Health Group                                           42      53
    All Other                                               2       -
                                                      ------- -------
Total Company digital earnings (loss), as presented         4     (25)

Traditional earnings                                      131     283
New Technologies loss                                     (52)    (56)
Legal Settlement                                           (4)      -
Restructuring costs and other                            (246)   (339)
                                                      ------- -------
Loss from continuing operations before
  interest, other income (charges), net and
  income taxes (GAAP basis)                           $  (167)$  (137)
                                                      ======= =======


    The following table reconciles the net cash provided by continuing operations relating to operating activities under US GAAP, to Kodak's definition of (1) free cash flow, (2) operating cash flow, and (3) investable cash flow:


                             2nd  Quarter
---------------------------------------------------------------------
($ millions)                                         2006      2005
                                                  ---------  --------
Net cash provided by (used in) continuing
  operations relating to operating activities:          $80     ($207)
Additions to properties                                 (91)     (111)
                                                  ---------  --------
Free Cash Flow (continuing operations)                  (11)     (318)
Net proceeds from sales of businesses/assets             27        21
Investments in unconsolidated affiliates                 (1)        0
Acquisitions, net of cash acquired                        0      (940)
Debt assumed through acquisitions                         0      (541)
Dividends                                                 0         0
                                                  ---------  --------
Operating Cash Flow (continuing operations)              15    (1,778)
Acquisitions, net of cash acquired                        0       940
Debt assumed through acquisitions                         0       541
                                                  ---------  --------
Investable Cash Flow (continuing operations)            $15     ($297)
---------------------------------------------------------------------


    The following table reconciles projected full year 2006 digital earnings to the most comparable GAAP measure of projected full year 2006 total Company earnings from continuing operations before interest, other income (charges), net and income taxes (dollar amounts in millions):


Digital earnings, as presented                             $350-$450
Traditional earnings, New Technologies earnings,
  restructuring costs and other discrete items          (1,200)-(950)
                                                        ------------
Total Consolidated loss from continuing operations
  before interest, other income (charges), net and
  income taxes (GAAP basis)                             $(850)-$(500)
                                                        ============


    The following table reconciles projected full year 2006 digital revenue growth to the most comparable GAAP measure of projected full year 2006 total Company revenue growth:


                                                   Previous   Revised
                                                   Forecast   Forecast

Digital revenue growth
  (including New Technologies), as presented        16%-22%      10%
Traditional revenue decline                      (22)%-(16)%    (22)%
                                                 ----------- --------
Total Company revenue growth (GAAP basis)           (2)%-4%      (3)%
                                                 =========== ========


    The following table reconciles projected full year 2006 investable cash flow to the most directly comparable GAAP measure of projected full year 2006 net cash provided by operating activities from continued operations (dollar amounts in millions):


Investable cash flow, as presented                           $400-$600
Additions to properties, net proceeds from sales
  of businesses/assets, distributions from/
  (investments in) unconsolidated
  affiliates and dividends                                         400
                                                           -----------
Net cash provided by operating activities
  from continued operations (GAAP basis)                   $800-$1,000
                                                           ===========


    As previously announced, the Company will only report its results on a GAAP basis, which will be accompanied by a description of the non-operational items affecting its GAAP quarterly results by line item in the statement of operations. The following table presents a description of the non-operational items affecting the Company's quarterly results by line item in the statement of operations for the second quarter of 2006 and 2005, respectively.


                                              2nd Quarter
                                  ------------------------------------
                                        2006              2005
(in millions,
except per share data)
                                     $       EPS       $        EPS
                                  ----------------- ------------------
Loss from continuing operations -
 GAAP                               $(282)  $(0.98)   $(155)   $(0.54)

COGS
- Charges for accelerated
  depreciation in connection with
  the focused cost reduction actions   72                75
- Charges for inventory writedowns
  in connection with focused cost
  reduction actions                     5                11
                                  -------- -------- -------- ---------
                    Subtotal           77     0.27       86      0.30
                                  -------- -------- -------- ---------

R&D
- Charges for in-process research
  and development in connection
  with the acquisitions of Creo and
  KPG of $48 million and $16
  million, respectively, in 2005                         64
                                  -------- -------- -------- ---------
                    Subtotal            -        -       64      0.22
                                  -------- -------- -------- ---------

SG&A
- Charge for legal settlement           4
                                  -------- -------- -------- ---------
                                        4     0.01        -         -
                                  -------- -------- -------- ---------

Restructuring
- Charges for focused cost
 reduction actions                    169               253
                                  -------- -------- -------- ---------
                    Subtotal          169     0.59      253      0.88
                                  -------- -------- -------- ---------

Other Income/(Charges)
- Gain on the sale of property
  related to focused cost reduction
  actions                                               (12)
- Charge for asset impairments          9                19
                                  -------- -------- -------- ---------
                    Subtotal            9     0.03        7      0.02
                                  -------- -------- -------- ---------

Taxes
- Charge in 2005 due to a change
  in estimate with respect to a
  tax benefit recorded in
  connection with a donation of
  land in a prior period                                  6
- Tax impacts of the above-
  mentioned items                     (31)             (122)
                                  -------- -------- -------- ---------
                    Subtotal          (31)   (0.11)    (116)   $(0.40)
                                  -------- -------- -------- ---------

Impact of Contingent Convertible
 Debt on EPS                                                   $(0.02)
----------------------------------------------------------------------

    CONTACT: Eastman Kodak Company
             Media:
             David Lanzillo, 585-781-5481
             david.lanzillo@kodak.com
             or
             David Kassnoff, 585-724-2137
             david.kassnoff@kodak.com
             or
             Investor Relations:
             Don Flick, 585-724-4352
             donald.flick@kodak.com
             or
             Patty Yahn-Urlaub, 585-724-4683
             patty.yahn-urlaub@kodak.com